Exhibit 4.1



                         CARD ACQUISITION FUNDING LLC,

                                  Transferor

                CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION,

                                   Servicer

                                      and

                             THE BANK OF NEW YORK,

                                    Trustee

           on behalf of the Certificateholders of Providian Master Trust
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                                FIRST AMENDMENT

                          Dated as of March 14, 2003

                                      to

                             AMENDED AND RESTATED
                        POOLING AND SERVICING AGREEMENT

                         Dated as of February 5, 2002

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          FIRST AMENDMENT to AMENDED AND RESTATED POOLING AND SERVICING
AGREEMENT, dated as of March 14, 2003 (the "First Amendment"), by and among CARD ACQUISITION FUNDING LLC ("Card Acquisition Funding"), as Transferor, CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, as Servicer, and THE BANK OF NEW YORK, as Trustee (as amended and supplemented through the date hereof, the "Pooling and Servicing Agreement").

          WHEREAS, Section 13.1(a) of the Pooling and Servicing Agreement provides that the Servicer, the Transferor and the Trustee, without the consent of the Certificateholders, may amend the Pooling and Servicing Agreement from time to time upon the satisfaction of certain conditions;

          WHEREAS, the Servicer, the Transferor and the Trustee desire to amend the Pooling and Servicing Agreement as set forth below; and

          WHEREAS, all conditions precedent to the execution of this Amendment have been complied with;

          NOW, THEREFORE, the Servicer, the Transferor and the Trustee are executing and delivering this Amendment in order to amend the Pooling and Servicing Agreement in the manner set forth below.

          Capitalized terms used but not defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement.

          SECTION 1. Amendment to SECTION 1.01. (a) SECTION 1.01 of the Pooling
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and Servicing Agreement shall be amended to delete the definition therein of
"Trust" and replace it with the following definition of "Trust":

               "Trust" shall mean the common law trust created by this Agreement with the name "Chase USA Master Trust".

          SECTION 2. Amendment to SECTION 2.09. SECTION 2.09 of the Pooling and
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Servicing Agreement shall be amended to read in its entirety as follows:

          SECTION 2.09.  Removal of Accounts.
                         -------------------

               (a) Subject to the conditions set forth below, the Transferor may, but shall not be obligated to, designate Receivables from Accounts for deletion and removal ("Removed Accounts") from the Trust. On or before the fifth Business Day (the "Removal Notice

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          Date") prior to the date on which the designated Removed Accounts will be reassigned by the Trustee to the Transferor (the "Removal Date"), the Transferor shall give the Trustee and the Servicer written notice that the Receivables from such Removed Accounts are to be reassigned to the Transferor.

               (b) The Transferor shall be permitted to designate and require reassignment to it of the Receivables from Removed Accounts only upon satisfaction of the following conditions:

                    (i) The removal of any Receivables of any Removed Accounts on any Removal Date shall not, in the reasonable belief of the Transferor, (a) cause a Pay Out Event to occur; provided, however, that for the purposes of this subsection 2.09 (b)(i), the Receivables of each Removed Account shall be considered to have been removed as of the Removal Date, (b) cause the Transferor's Participation Amount to be less than the Required Transferor Participation Amount on such Removal Date, (c) cause the sum of the aggregate amount of Principal Receivables and the Special Funding Amount to be less than the Required Principal Balance, or (d) result in the failure to make any payment specified in the related Supplement with respect to any Series.

                    (ii) On or prior to the Removal Date, the Transferor shall have delivered to the Trustee for execution a written assignment in substantially the form of Exhibit B (the "Reassignment") ------------ and, within five Business Days thereafter, or as otherwise agreed upon between the Transferor and the Trustee, the Transferor shall have delivered to the Trustee a computer file or microfiche list containing a true and complete list of all Removed Accounts identified by account number and the aggregate amount of the Receivables in such Removed Accounts as of the Removal Date, which computer file or microfiche list shall as of the Removal Date modify and amend and be made a part of this Agreement.

                    (iii) The Transferor shall represent and warrant that (x)
               the designation and reassignment of such Receivables from

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               Removed Accounts will not (i) adversely affect the tax
               characterization as debt of any Class of Investor Certificates of any outstanding Series or Class in respect of which an opinion was delivered at the time of issuance that such Class would be treated as debt for U.S. federal income tax purposes,
               (ii) cause the Trust following such designation and acceptance to be deemed to be an association (or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code) taxable as a corporation and (iii) cause or constitute a taxable event in which gain or loss would be recognized by any Investor Certificateholder or the Trust, (y) no selection procedures believed by the Transferor to be materially adverse to the interests of the Certificateholders were utilized in selecting the Removed Accounts to be removed from the Trust and
               (z)(I) ) a random selection procedure was used by the Transferor in selecting the Removed Accounts and only one such removal of randomly selected accounts shall occur in the then current Monthly Period or (II) the Removed Accounts are subject to an arrangement with a third party pursuant to which such third party has the right or the option to, purchase the Removed Accounts and which right or option has arisen in response to a third-party action or decision not to act and not the unilateral action of the Transferor and such right or option has been exercised by the third party;

                    (iv) As of the Removal Notice Date, either (a) the
               Receivables are not more than 15% delinquent by estimated principal amount and the weighted averaged delinquency of such Receivables is not more than 60 days, or (b) the Receivables are not more than 7% delinquent by estimated principal amount and the weighted average delinquency of such Receivables does not exceed 90 days.

                    (v) On or before the tenth Business Day prior to the
               Removal Date, each Rating Agency shall have received notice of such proposed removal of the Receivables of such Accounts and the Transferor shall have received written confirmation from each Rating Agency that such removal will satisfy the Rating Agency Condition; and

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                    (vi) The Transferor shall have delivered to the Trustee an
               Officer's Certificate confirming the items set forth in clauses
               (i) through (v) above. The Trustee may conclusively rely on such Officer's Certificate, shall have no duty to make inquiries with regard to the matters set forth therein and shall incur no liability in so relying.

               Upon satisfaction of the above conditions, the Trustee shall execute and deliver the Reassignment to the Transferor, and the Receivables from the Removed Accounts shall no longer constitute a part of the Trust.

          SECTION 3. Amendment to SECTION 4.03(e). SECTION 4.03(e) of the Pooling and Servicing Agreement shall be amended to read in its entirety as follows:

               (e) Unless otherwise provided in any Supplement, on the date on which (i) a Receivable in an Account become a Defaulted Receivable,
          (ii) an Account (a) with respect to which the card has been lost, stolen or authorization prohibited, and (b) which has had an outstanding balance of zero for at least six months, has been closed by the Servicer, (iii) an Account (a) which has been designated by the Servicer as "frozen", revoked or interest accrual prohibited, and (b) which has had an outstanding balance of zero for at least two months, has been closed by the Servicer, the Trust shall automatically and without further action or consideration be deemed to transfer, set over, and otherwise convey to the Transferor, without recourse, representation or warranty, all the right, title and interest of the Trust in and to such Defaulted Receivables and Accounts with zero balances, including, with respect to Defaulted Receivables, all right, title and interest in such Defaulted Receivables, all monies due or to become due with respect to such Defaulted Receivables, all proceeds of such Defaulted Receivables and Insurance Proceeds relating to such Defaulted Receivables allocable to the Trust with respect to such Defaulted Receivables. Notwithstanding any such transfer of Defaulted Receivables and Accounts, amounts recovered with respect to such Defaulted Receivables shall still be allocated to the Trust to the extent provided for in the definition of Recoveries.

          SECTION  4.  No Waiver.  The execution and delivery of this First
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Amendment shall not constitute a waiver of a past default under the Pooling and
Servicing Agreement or impair any right consequent thereon.

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          SECTION 5.  Pooling and Servicing Agreement in Full Force and Effect
                      --------------------------------------------------------
as Amended. Except as specifically amended or waived hereby, all of the terms
----------
and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this First Amendment. This First Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this First Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.

          SECTION 6. Counterparts. This First Amendment may be executed
                     ------------
simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.

          SECTION 7. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN
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ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS
AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE IMMUNITY AND STANDARD OF CARE OF THE TRUSTEE IN THE ADMINISTRATION OF THE TRUST HEREUNDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          SECTION  8.  Effective Date.  This First Amendment shall become
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effective as of the day and year first above written.

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          IN WITNESS WHEREOF, the Servicer, the Transferor and the Trustee have caused this First Amendment to be duly executed by their respective officers, thereunto duly authorized, as of the day and year first above written.


                              CARD ACQUISITION FUNDING LLC
                                Transferor


                              By: /s/ Patricia Garvey
                                  ________________________________
                                  Name:  Patricia Garvey
                                  Title: Vice President

                              CHASE MANHATTAN BANK USA,
                              NATIONAL ASSOCIATION
                                Servicer


                              By: /s/ Andrew T. Semmelman
                                  ________________________________
                                  Name:  Andrew T. Semmelman
                                  Title: Senior Vice President


                              THE BANK OF NEW YORK
                               Trustee


                              By: /s/ Daniel Rothman
                                  ________________________________
                                  Name:  Daniel Rothman
                                  Title: Assistant Vice President